September [ ], 2020
[Name]
Sent via e-mail

RE: Offer of Engagement as Board Member
Dear [ ]:

We are pleased to offer you to join the Board of Directors (the “Board”) of Unit Corporation (the “Company”). The purpose of this letter agreement is to confirm the terms and arrangements related to your service as a member of the Board.

1.Service. You will serve as a member of the Board until a successor is duly elected or appointed, or until your earlier resignation, removal, death, or incapacity, in each case in accordance with applicable law and the organizational documents of the Company.

2.Retainer Fees.

a.The Company will pay you an annual cash retainer fee for your services as a member of the Board at the rate of $65,000 per year as long as you serve as a member of the Board (the “Fee”), such amount to be paid in equal quarterly installments during the first payroll period following the end of each of the Company’s fiscal quarters (with proration for any partial period of service).

a.The Company will pay you an additional annual cash retainer fee for each committee on which you serve as a member at the rate of $10,000 per year as long as you serve as a member of such committee (the “Committee Fee”), such amount to be paid in equal quarterly installments during the first payroll period following the end of each of the Company’s fiscal quarters (with proration for any partial period of service).

3.Chairman Fees. In the event you are elected to serve as the chairman of the Board (the “Chairman of the Board”), the Company will pay you an annual cash retainer fee for your services as the Chairman of the Board at the rate of $15,000 per year as long as you serve as Chairman of the Board (the “Chairman Fee”), such amount to be paid in equal quarterly installments during the first payroll period following the end of each of the Company’s fiscal quarters (with proration for any partial period of service).

4.Option Award. As soon as reasonably practicable after the date in which you begin service as a member of the Board (the “Effective Date”), the Company will grant you 16,739.00 of options of the Company with a strike price of USD $15.52 based on an equity value of $158,600,000 (the “Options”) as of the date of grant. The Options will be subject to the terms and conditions of a management incentive plan (the “MEIP”) to be implemented after the Company’s exit from bankruptcy and will be granted pursuant to a separate award agreement (the “Award Agreement”), which shall set forth that the Options will vest in four equal tranches with twenty-five percent vesting on each of the first four anniversaries of the Effective Date. Copies of the MEIP and the Award Agreement are attached to this letter agreement.

5.Expenses. The Company will reimburse you for your reasonable out of pocket expenses incurred in the performance of your services as a member of the Board, including travel and lodging expenses related to your attendance at meetings, provided you submit receipts or other documentation reasonably acceptable to the Company in accordance with the Company’s reimbursement policies.

6.Independent Contractor Relationship. This letter agreement and your appointment to the Board does not create or otherwise establish any right on your part to be or to continue to be elected or appointed to the Board and does not create an employment contract or employment arrangement between the Company and you. Your services are as an independent contractor, and this letter agreement shall not entitle you to receive from the Company any employee benefits or reimbursements with respect thereto. By acceptance of this offer, you acknowledge that you will receive an IRS Form 1099 from the Company, that you will be solely responsible for timely payment of applicable taxes due in connection with all payments set forth herein and that the Company has given you no tax advice as to the treatment of such payments.

7.Indemnification. You shall be indemnified by the Company for actions or inactions in your role as a member of the Board in accordance with (i) the Company’s organizational documents, a copy of which will be provided to you under separate cover and (ii) the Company’s indemnification agreement attached to this letter agreement, upon execution by all parties thereto.

8.Governing Law. This letter agreement and any claim or controversy arising hereunder or related hereto (whether by contract, tort or otherwise) will be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts made and to be performed in such jurisdiction without giving effect to the principles of conflicts of law.

9.Miscellaneous. By accepting the offer to serve as a member of the Board, you represent that you are not bound by or otherwise subject to any agreement or other instrument that would prohibit, limit or otherwise restrict your ability to discharge your duties and obligations as a member of the Board.

Please confirm your acceptance and agreement to the terms described herein by signing on the space provided below and returning this letter agreement to the Company. We believe your skills and experience will play a significant role in the future success of the Company and look forward to your joining the Board.

UNIT CORPORATION

By:
Name:
Title:

Agreed and Accepted as of the date first written above.

___________________________________________
[Director Name]